Exhibit 21

List of Subsidiaries

HEARx West LLC
HEARx Canada, Inc.
HEARx Acquisition ULC
Helix Hearing of America Corp.
Helix Hearing Care of America (USA) Corp
3371727 Canada Inc
Auxiliary Health Benefits Corporation D/B/A National Ear Care Plan